ASSIGNMENT AND CONSENT

This Assigment and Consent is made as of March 1, 2013, by and between Northern Lights Fund Trust, a Delaware statutory trust (the “Trust”), Emerald Asset Advisors, LLC, a Florida limited liability company (the “Adviser”) and Crow Point Partners, LLC, a Delaware limited liability company ("New Adviser").

RECITALS

WHEREAS, the Adviser is currently the investment adviser to the EAS Alternatives Fund, a series of the Trust; and

WHEREAS, the Trust and the Adviser have entered into that certain Expense Limitation Agreement, dated March 17, 2008, as revised March 25, 2010 (the “Agreement”); and

WHEREAS, Adviser has resigned as the investment adviser to the Fund; and

WHEREAS, New Adviser has been approved and agreed to serve as 1) interim investment adviser to the Fund by the Trust’s Board of Trustees pursuant to an interim investment management agreement and 2) as investment adviser to the Fund pursuant to an investment management agreement approved by the Trustees, subject to, and to become effective upon, shareholder approval; and

WHEREAS, the Board by written consent approved the Fund’s name change to “EAS Crow Point Alternatives Fund.”

NOW, THEREFORE, in consideration of the foregoing and other good, valid, and binding consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

Pursuant to Section 6 of the Agreement, the Adviser hereby assigns the Agreement to the New Adviser, with the consent of the Trust, effective as of March 1, 2013 or such other date as the parties mutually agree.  Hereafter, each reference in the Agreement to "Emerald Asset Advisors, LLC" is hereby replaced with “Crow Point Partners, LLC" and each reference to the “EAS Alternatives Fund” is hereby changed to “EAS Crow Point Alternatives Fund.” The New Adviser and the Trust hereby acknowledge that by execution of this Assignment and Consent each is bound by every term and provision of the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Consent to be duly executed as of this 1st day of March, 2013.

Emerald Asset Advisors, LLC	Crow Point Partners, LLC

By: /s/ Scot Hunter	By: /s/ Peter DeCaprio
Name: Scot Hunter	Name: Peter DeCaprio
Title: CEO	Title: Partner

Northern Lights Fund Trust

By: /s/ Andrew Rogers
Name: Andrew Rogers
Title: President